UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                            FORM 12b-25

                    NOTIFICATION OF LATE FILING

(Check One):     Form 10-K    ___ Form 20-F   ___ Form 11-K
              xx  Form 10-Q    ___ Form N-SAR


            For Period Ended:  March 31, 2008
            ( ) Transition Report on Form 10-K
            ( ) Transition Report on Form 20-F
            ( ) Transition Report on Form 11-K
            ( ) Transition Report on Form 10-Q
            ( ) Transition Report on Form N-SAR

            For the Transition Period Ended:

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     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

__________________________________________________________________

PART I - REGISTRANT INFORMATION
__________________________________________________________________

Nyer Medical Group, Inc.
__________________________________________________________________

Full Name of Registrant

N/A
__________________________________________________________________

Former Name if Applicable

1292 Hammond Street
_________________________________________________________________

Address of Principal Executive Office (Street and Number)

Bangor, Maine  04401
_________________________________________________________________

City, State, and Zip Code

Part II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  XX    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The registrant is not able to file its Form 10-Q within the prescribed time period because it is experiencing delays in the collection of certain information required to be included in the Form 10-Q. The Form 10-Q will be filed as soon as reasonably practicable and in no event later than the fifth calendar day following the prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Karen L. Wright            (207)           942-5273
     (Name)                     (Area Code)    (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
     If answer is no, identify report(s).    XX  Yes       No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof.
                                                 Yes    XX No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                     Nyer Medical Group, Inc.

             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 15, 2008    By /s/ Karen L. Wright
                              ---------------
                             Name:  Karen L. Wright

                             Title: Vice President of Finance

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duty authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.